Exhibit 23.4

CONSENT OF ICAP SHIPPING

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

June 17, 2014

Ladies and Gentlemen:

Reference is made to the Tsakos Energy Navigation Limited (the “Company”) Annual Report on Form 20-F for the fiscal year ended December 31, 2013 (the “Form 20-F”) and the Company’s Registration Statement on Form F-3 to be filed on June 17, 2014 (the “Registration Statement”).

We have reviewed the section entitled “Item 5. Operating and Financial Review and Prospects—General Market Overview World Oil Demand / Supply and Trade” included in the Form 20-F and confirm it accurately describes our opinion of the international tanker industry. We further advise the Company that our role has been limited to the provision of the statistical data and other information set forth in such section of the Form 20-F. With respect to such statistical data and other information supplied by us, we advise you that:

•	Certain information included in this discussion is derived from estimates or subjective judgments;

•	The information the databases of other maritime data collection agencies may differ from this data; and

•

While we have taken reasonable care in the compilation of the statistical and other information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to the reference to our firm and incorporation by reference in the Registration Statement and in the related Prospectus of the information provided by us and included under the section “Item 5. Operating and Financial Review and Prospects—General Market Overview—World Oil Demand / Supply and Trade” included in the Form 20-F.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission.

Sincerely,

/s/ GREIG ACPHERSON

ICAP Shipping, London

GREIG ACPHERSON

DIRECTOR, HEAD OF SALE & PURCHASE

1